                                                                    Exhibit 99.1




                              Contact:    Arnold Agbayani
                                          Sr. Vice President, Finance & CFO
                                          IXYS Corporation
                                          3540 Bassett Street
                                          Santa Clara, California 95054
                                          (408) 982-0700

IXYS CORPORATION ANNOUNCES RESULTS FOR FISCAL 2003, INCLUDING RECORD REVENUES

SANTA CLARA, CALIF. May 29, 2003 -- IXYS Corporation (NASDAQ:SYXI) today released its financial results for its fourth fiscal quarter and its fiscal year ended March 31, 2003.

For the fourth fiscal quarter ending March 31, 2003, IXYS reported record net revenues of $37.8 million, compared with net revenues of $20.4 million reported for the same period in fiscal year 2002, which represented 85.4% period-to-period revenue growth.

Net loss for the fiscal quarter ending March 31, 2003 was $5.6 million, or $0.18 per diluted share, as compared to a net loss of $582,000, or $0.02 per diluted share in the same period for the prior fiscal year.

Fourth quarter results include a charge for excess and obsolete inventory of $7.0 million and litigation expenses of $2.4 million.

For the fiscal year ended March 31, 2003, IXYS Corporation reported net revenues of $136.1 million, compared to net revenues of $82.8 million for the prior fiscal year, which represented 64.3% year-to-year revenue growth.

Net loss for the fiscal year ended March 31, 2003 was $13.2 million, or $0.43 per diluted share, as compared to net income of $1.9 million, or $0.07 per diluted share, reported for the prior fiscal year.

"IXYS has demonstrated five consecutive quarters of revenue growth, with three consecutive quarters of record revenues. In the most recent quarter, we had record orders for products, resulting in a book-to-bill ratio above one. We also saw increased revenues from our traditional IXYS products in the power field. We are pleased with our penetration into the high end consumer market, the industrial processing market and the medical equipment market," commented Dr. Nathan Zommer, Chief Executive Officer. "We continued R & D investments in our proprietary IC programs, especially in our Clare division, and we expect results to be evident in the coming quarters. We are pleased with the progress of Clare and its integration into the IXYS culture."


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IXYS also released restated inventories, cost of goods sold, net loss and net loss per share for the nine months ended December 31, 2002, along with a corrected gross margin percentage. The restatement was necessary due to bookkeeping errors that resulted in an overstatement in IXYS inventories during the nine months ended December 31, 2002.

                       NINE MONTHS ENDED DECEMBER 31, 2002

                                   AS PREVIOUSLY
                                     REPORTED          AS RESTATED
                                     --------          -----------
Inventories                            $59,100           $54,963

Costs of Goods Sold                    $71,115           $75,252

Gross Margin                             27.6%             23.4%

Net Loss                                $4,842            $7,531

Net Loss per Share-Basic               $(0.16)           $(0.25)

Net Loss per Share-Diluted             $(0.16)           $(0.25)


"As reported before, we discovered the errors and are taking actions to account for them and rectify them. We take pride in the integrity of our management, as reflected in the fact that we are long-term holders of IXYS stock, and we guide the company towards the interests of its shareholders. Regarding inventory, we had to take account of the shifts in market conditions and adjust the value of the inventory," explained Dr. Zommer. "Our fourth quarter results show strong cash growth, which strengthens further our financial position for future growth"

"This quarter we have seen a continuation of our revenue growth; however, we have also started experiencing growth pains in our ability to cope with the more complex structure of the company. As a result, errors have been discovered in our accounting for inventories. We are correcting the errors and feel that we are installing sufficient procedures to prevent this from happening in the future. We continue to review the facts and circumstances that led to the errors; however, we believe that no further adjustments relating to the errors will be required in our financial statements. We believe that such a review is both good corporate governance and instructive about avoiding similar problems in the future," said Arnold Agbayani, Chief Financial Officer. "For our guidance, we expect revenues for the June quarter to be 1-3% higher than those of the March quarter.

IXYS develops and markets primarily high performance power semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also


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serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding our expectations for results from our R & D investments, our financial position for future growth, our actions to correct the bookkeeping errors and to install procedures to prevent them from happening in the future, the review of IXYS's accounting related to inventories and other accounts, our expectations that no further adjustments relating to the bookkeeping errors will be required, and our expectations for our first fiscal quarter ending June 30, 2003. Actual results may vary materially from those contained in the forward-looking statements, due to the continued slowdown in the semiconductor industry in general, our inability to cause our R & D investments to result in significant revenue producing products, difficulties in implementing the changes necessary to avoid errors in the future, and additional errors and adjustments that could be identified during the continuing review of the facts and circumstances that led to the errors in inventories. Further information on other factors that could affect IXYS is detailed and included in IXYS's 10-K, as amended, for the fiscal year ended March 31, 2002, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the Company directly.


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                                IXYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                              March 31,       March 31,
                                                                                2003            2002
                                                                              ---------      ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                  $  42,842      $  32,316
   Accounts receivable, net                                                      21,427         16,697
   Inventories, net                                                              47,611         46,317
   Prepaid expenses                                                                 908            596
   Deferred income taxes                                                          2,223          2,553
                                                                              ---------      ---------
               Total current assets                                             115,011         98,479
Plant and equipment, net                                                         28,905         19,238
Other assets                                                                     26,917          4,828
Deferred income taxes                                                            11,169          2,015
                                                                              ---------      ---------

               Total assets                                                   $ 182,002      $ 124,560
                                                                              =========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of capitalized lease obligations                           $   3,238      $   2,391
   Current portion of notes payable to bank                                         700            700
   Accounts payable                                                              11,129          5,606
   Accrued expenses and other liabilities                                        14,167          8,383
                                                                              ---------      ---------
               Total current liabilities                                         29,234         17,080
Capitalized lease and other long term obligations, net of current portion         5,042          4,888
Pension liabilities                                                               9,924          7,373
                                                                              ---------      ---------
               Total liabilities                                                 44,200         29,341
                                                                              ---------      ---------

Common stock, $0.01 par value:
  31,952,554 issued and 31,877,554 outstanding in March 31, 2003
  and 26,902,192 issued and 26,827,192 outstanding in March 31, 2002                320            268
Additional paid in capital                                                      144,362         92,340
Notes receivable from stockholders                                                 (913)          (853)
Retained earnings (accumulated deficit)                                          (7,325)         5,827
Accumulated other comprehensive income (loss)                                     1,358         (2,363)
                                                                              ---------      ---------
               Total stockholders' equity                                       137,802         95,219
                                                                              ---------      ---------

               Total liabilities and stockholders' equity                     $ 182,002      $ 124,560
                                                                              =========      =========



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                                IXYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    Three Months Ended        Fiscal Year Ended
                                                                         March 31,                March 31,
                                                                  ----------------------    ----------------------
                                                                    2003          2002        2003         2002
                                                                  ---------    ---------    ---------    ---------
Net revenues                                                      $  37,819    $  20,394    $ 136,111    $  82,821
Cost of goods sold                                                   33,641       14,779      108,893       56,918
                                                                  ---------    ---------    ---------    ---------
           Gross profit                                               4,178        5,615       27,218       25,903
                                                                  ---------    ---------    ---------    ---------

Operating expenses:
           Research, development and engineering                      3,573        1,880       12,861        5,728
           Selling, general and administrative                        7,583        3,423       27,461       12,884
           Restructuring charge                                          --           --          750           --
                                                                  ---------    ---------    ---------    ---------
                          Total operating expenses                   11,156        5,303       41,072       18,612
                                                                  ---------    ---------    ---------    ---------

           Operating income (loss)                                   (6,978)         312      (13,854)       7,291
Other expense, net                                                   (2,757)      (1,255)      (5,558)      (4,169)
                                                                  ---------    ---------    ---------    ---------

           Income (loss) before income tax provision (benefit)       (9,735)        (943)     (19,412)       3,122
Provision (benefit) for income tax                                   (4,114)        (361)      (6,260)       1,184
                                                                  ---------    ---------    ---------    ---------

Net income (loss)                                                 $  (5,621)   $    (582)   $ (13,152)   $   1,938
                                                                  =========    =========    =========    =========

Net income (loss) per share - basic                               $   (0.18)   $   (0.02)   $   (0.43)   $    0.07
                                                                  =========    =========    =========    =========

Weighted average shares used in per share calculation - basic        31,918       26,771       30,911       26,745
                                                                  =========    =========    =========    =========

Net income (loss) per share - diluted                             $   (0.18)   $   (0.02)   $   (0.43)   $    0.07
                                                                  =========    =========    =========    =========

Weighted average shares used in per share calculation - diluted      31,918       26,771       30,911       29,004
                                                                  =========    =========    =========    =========




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